Exhibit 10.70

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made by and between Horizon Pharma USA, Inc. with its principal place of business at 150 South Saunders Road, Lake Forest, Illinois 60045 (“Company”), and DAVID HAPPEL, an individual residing at PO Box 203, 2362 Caballo Ranchero Drive, Diablo, CA 94528 (“Consultant”), effective February 1, 2018 (the “Effective Date”), for the purpose of setting forth the exclusive terms and conditions by which Company will acquire Consultant’s services on a limited and temporary basis. Company and Consultant may be referred to herein individually as a “Party,” or collectively as the “Parties.”

In consideration of the mutual obligations specified in this Agreement, and any compensation paid to Consultant for his or her services, the Parties agree to the following:

1.    Work, Payment and Term. Attached to this Agreement as EXHIBIT A hereto is a statement of the work performed or to be performed by Consultant, the payment terms for such work, the types of any expenses to be paid in connection with such work, any Background Technology (as defined in Section 3) to be used by Consultant in performing the work, and such other terms and conditions as the Parties deem appropriate or necessary for the performance of the work. Consultant shall perform all such work himself or herself, engaging the assistance of other individuals only with the prior written consent of Company.

2.    Nondisclosure and Trade Secrets.

(a)    During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive and otherwise be exposed to confidential and proprietary information owned by Company or its parent, subsidiaries or group affiliates (collectively, with Company, the “Company Group”) or received by Company Group from third parties pursuant to an obligation of confidentiality with respect thereto, relating to the Company Group’s business practices, strategies and technologies. Such confidential and proprietary information may include, but not be limited to, any compound, chemical, peptide, protein, complex, conjugate, virus, extract, media, vector, cell, cell component, cell line, formulation or sample; any procedure, discovery, invention, formula, data, result, idea or technique; any trade secret, trade dress, copyright, patent or other intellectual property right, or any registration or application therefor, or materials relating thereto; and any information relating to any of the foregoing or to any research, development, manufacturing, engineering, marketing, servicing, sales, financing, legal or other business activities or to any present or future products, prices, plans, forecasts, suppliers, clients, customers, employees, consultants or investors; whether in oral, written, graphic or electronic form (collectively referred to as “Information”).

(b)    Consultant acknowledges the confidential and secret nature of the Information, and agrees that the Information is the extremely valuable property of the Company Group or of the third party from which the Company Group received such Information. Accordingly, Consultant agrees not to reproduce any of the Information in any format, not to use the Information except in the performance of the work described in this Agreement, and not to disclose all or any part of the Information in any form to any third party, such obligations shall apply in each case during the term of this Agreement and for a period of ten (10) years thereafter, except with the prior written consent of Company. Upon termination of this Agreement for any reason, including expiration of the term of this Agreement, Consultant agrees to cease using and to return to Company all whole and partial copies and derivatives of the Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

(c)    Consultant shall not disclose or otherwise make available to Company in any manner any confidential information of Consultant or any information received by Consultant from third parties, unless Company first agrees in writing to receive such information.

3.    Ownership of Work Product.

(a)    Consultant shall specifically describe and identify in EXHIBIT A to this Agreement any and all technology, including without limitation information, materials and related intellectual property rights, which (i) Consultant intends to use in performing the work under this Agreement, (ii) is either owned solely by Consultant or controlled by Consultant such that Consultant possesses the right to grant a license or sublicense thereunder and (iii) is in existence prior to the Effective Date (“Background Technology”).

(b)    Consultant agrees that any and all ideas, developments, discoveries, improvements, inventions and works of authorship conceived, written, created, tested, or first reduced to practice in the performance of work under this Agreement, including but not limited to any and all ideas, developments, discoveries, improvements, inventions and works of authorship that are in any way conceived, written, created, improved, tested or first reduced to practice by use of any of the Company Group’s supplies, equipment, facilities, resources, or trade secret information, together with all intellectual property rights relating thereto (“Work Product”) shall be the sole and exclusive property of Company. Consultant hereby assigns and transfers to Company all its right, title and interest in and to any and all such Work Product. If Consultant has any rights to Work Product that cannot, under applicable law, be assigned to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Company with respect to such rights. Consultant agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to Work Product that can neither be assigned to Company nor waived by Consultant, Consultant hereby grants to Company an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty free license, with rights to sublicense through multiple levels of sublicensees, to develop, make, have made, use, sell, have sold, offer for sale and import such Work Product. Consultant agrees to maintain written records of all Work Product and to promptly make full written disclosure to Company of all Work Product.

(c)    Company acknowledges that Consultant shall retain all of Consultant’s rights in any Background Technology. Consultant hereby grants to Company a non-exclusive, irrevocable, perpetual, worldwide, fully paid and royalty free license, with rights to sublicense through multiple levels of sublicensees, under the Background Technology to develop, make, have made, use, sell, have sold, offer for sale and import Company products, including Work Product.

(d)    Consultant further agrees to execute all papers, including without limitation all patent applications, invention assignments and copyright assignments, and otherwise assist Company as reasonably required to perfect Company’s right, title and interest in Work Product as expressly granted to Company under this Agreement. Such assistance shall include but not be limited to providing affidavits or testimony in connection with patent interference, validity or infringement proceedings and participating in other legal proceedings. Reasonable costs related to such assistance, if required, shall be paid by Company. Consultant’s obligation to assist Company as described above in this paragraph shall continue beyond the termination of this Agreement. If Company is unable, after reasonable effort, to secure Consultant’s signature on any document as provided in this Section 3, Consultant hereby designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to achieve the intent of this Section 3 with the same legal force and effect as if executed by Consultant.

4.    Conflicting Engagements. Consultant will notify Company in writing prior to entering into any employment or consulting arrangement with one or more third parties which involves either subject matter substantially similar to services that Consultant is to provide hereunder, services which Consultant is to provide for the benefit of third parties who are competitors of Company or services that Company might reasonably determine would impair Consultant’s ability to provide the services described in Exhibit A or otherwise fulfill his responsibilities or obligations provided for in this Agreement. During the term of this Agreement, Consultant shall not accept any employment or consulting work which conflicts with Consultant’s obligations to Company hereunder or which may involve use or disclosure of Information other than as permitted hereunder. Company expressly acknowledges that Consultant’s employment with Chrono Therapeutics (www.chronothera.com) is not a conflicting engagement under this Section 4.

5.    Term; Termination. The term of this Agreement shall be for a period beginning on February 1, 2018 and ending on January 31, 2019 (the “Term”), unless previously terminated pursuant to this Section 5. During the Term, Company may terminate this Agreement upon ten (10) days prior written notice to Consultant, with no further obligations or liability owed to Consultant, if Company reasonably determines that Consultant: (1) materially breaches this Agreement in any manner, including, inter alia, a breach of Section 4, or (2) commits any acts, or engages in any activities, that Company reasonably determines are unlawful, dishonest or detrimental to the best interests of Company.

In the event this Agreement is terminated or expires, for whatever reason, Consultant shall cease work immediately after receiving notice from Company, return all Information (including all copies thereof) as provided in Section 2, deliver all Work Product and related documentation to Company, and provide Company with an invoice for any work for which compensation has not already been paid. If compensation has been advanced to Consultant, Consultant shall reimburse any amounts for which work has not been performed prior to the date of the notice of termination. Sections 2, 3, 5, 6, 7, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive the termination of this Agreement for any reason, including expiration of the term of this Agreement.

6.    Compliance with Applicable Laws. Consultant warrants that all materials supplied and work performed under this Agreement shall be in compliance with all applicable laws and regulations.

7.    Independent Contractor. Consultant is an independent contractor, is not an agent or employee of Company and is not authorized to act on behalf of Company. Consultant will not be eligible for any employee benefits, nor will Company make deductions from any amounts payable to Consultant for taxes or social securities. Payment of all taxes and social securities due on any amounts paid to Consultant hereunder shall be the sole responsibility of Consultant.

8.    Non-Solicitation. For the period of this Agreement and for one (1) year thereafter, Consultant will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her, or its relationship with, Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

9.    Assignment. The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors and assigns, except that Consultant may not delegate or assign any of his or her obligations or rights under this Agreement without Company’s prior written consent.

10.    Complete Agreement. This Agreement and EXHIBIT A attached hereto and hereby incorporated herein, constitute the Parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter.

11.    Waiver; Amendment; Severability. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both Parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement.

12.    Choice of Law. This Agreement shall be governed by the laws of the State of Illinois, without regard to any conflicts of law principals thereof that would call for the application of the laws of any other jurisdiction. The Parties consent to the exclusive jurisdiction and venue of the federal court in the Northern District of Illinois, and state courts located in the state of Illinois, county of Lake.

13.    Notice. For the purposes of this Agreement, notices, demands, and all other forms of communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, or by confirmed facsimile, addressed as set forth below, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of address shall be effective only upon receipt, as follows:

If to Company:

Horizon Pharma USA, Inc.

150 South Saunders Road

Lake Forest, IL 60045

Attention: Human Resources, Irina Konstantinovsky

Executive Vice President, Chief Human Resources Officer

ikonstantinovsky@horizonpharma.com

Fax: 224-383-3001

A copy to:

Horizon Pharma USA, Inc.

150 South Saunders Road

Lake Forest, IL 60045

Attention: Legal Department, Nelson Alexander

nalexander@horizonpharma.com

Fax: 224-383-3001

Horizon Pharma plc

150 South Saunders Road

Lake Forest, IL 60045

Attention: Chairman, President and CEO, Timothy P Walbert

twalbert@horizonpharma.com

Fax: 847.572.1372

If to the Consultant:

David Happel

PO Box 203

2362 Caballo Ranchero Drive

Diablo, CA 94528

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered, sent by telefax with a confirmatory copy sent by first class mail, upon confirmation of receipt in case of registered mail, or electronic mail. Either party may change its address for notices by giving written notice to the other party in the manner specified in this section.

14.    Execution in Facsimile and Electronic Signatures. Facsimile and electronically transmitted signatures shall have the same force and effect as original signatures.

15.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

16.    Legal and Equitable Remedies. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Information without the prior express written consent of Company, Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant agrees that Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

17.    Warranty; Indemnification. Consultant warrants that he or she has good and marketable title to all Work Product. Consultant further warrants that the Work Product shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties with respect to such third parties’ intellectual property rights in the Work Product. Consultant warrants that Consultant has not been debarred under any applicable law, rule or regulation including, without limitation, Section 306 (a) or 306 (b) of the Federal Food, Drug and Cosmetic Act (codified at 21 U.S.C. 335(a) and 335(b)). Consultant covenants that should Consultant be convicted in the future of any act for which a person can be debarred as described in any applicable law, rule or regulation including, without limitation, Section 306 (a) or 306 (b) of the Federal Food, Drug and Cosmetic Act, Consultant shall immediately notify Company of such conviction in writing. Consultant shall indemnify, defend and hold harmless Company and its officers, agents, directors, employees, and customers from and against any claim, liability, loss, judgment or expense (including reasonable attorneys’ and expert witnesses’ fees and costs)

resulting from or arising out of any such claims by any third parties which are based upon or are the result of any breach of such warranties. Should Company permit Consultant to use any of Company’s equipment, tools or facilities (the “Company Equipment”) in the performance of the services during the term of this Agreement, such permission will be gratuitous and Consultant shall indemnify, defend and hold harmless Company and its officers, directors, agents and employees from and against any claim, loss, expense or judgment of injury to person or property (including death) arising out of Consultant’s willful misconduct or negligent use of any such Company Equipment.

IN WITNESS WHEREFORE, the Parties have signed this Agreement on the date first written below.

TIMOTHY P. WALBERT	DAVID HAPPEL
HORIZON PHARMA USA, INC.

/s/ Timothy P. Walbert	/s/ David Happel
By:

Chairman, President and CEO	Consultant
Title	Title:

January 23, 2018	February 19, 2018
Date:	Date:

[signature page to Consulting Agreement]

EXHIBIT A

Work to be performed: Consultant will provide services supporting the Company’s orphan drug development programs and commercialization strategies. Consultant’s activities will be directed by Timothy P. Walbert (“Walbert”), or any Company representative designated by Walbert, and Consultant will report to Walbert, or any Company representative designated by Walbert.

Type or rate of payment: Payment for work performed during the Term will be in an amount equal to $5,000.00 a month, payable on approximately the 15th day of each month during the Term.

Travel expenses: Company will pay Consultant’s reasonable traveling expenses, incurred at Company’s written request and with its advance approval, in accordance with the procedures that the Company establishes from time to time.

Other terms (if any):